Exhibit 99.1

 Magnetek to Announce Fiscal 2005 Third-Quarter Results on April 29; Program Delays, Factory Moves, Legal Costs Impaired Quarter's Performance

    LOS ANGELES--(BUSINESS WIRE)--April 14, 2005--Magnetek, Inc. (NYSE:MAG) will announce the results of its fiscal 2005 third quarter ended March 30, before trading commences on the New York Stock Exchange on Friday, April 29, 2005. A conference call with Magnetek management regarding the results will follow at 11:00 a.m. Eastern time. The conference call will be carried live on Magnetek's Web site: www.magnetek.com. A replay of the conference call will be available through Friday, May 6 by phoning 617-801-6888 (passcode 64162454) and also will be carried on the Company's Web site.
    According to Andrew Galef, Magnetek's chief executive, the Company expects to report fiscal 2005 third-quarter revenue of $56 to $58 million and a net loss of $.06 to $.08 per share from continuing operations, primarily due to customer program push-outs, moving costs and shipping delays associated with two factory relocations, and legal costs related to patent arbitration. He added that Magnetek's bookings strengthened in March and that the Company's factory moves as well as all arguments in the arbitration process have been completed. Based on these factors, results in the fourth quarter, ending June 30, and subsequent periods should show substantial improvement, Mr. Galef said.
    Magnetek, Inc. manufactures power control products and systems for communications, data processing, industrial automation, consumer products, transportation, alternative energy, utility grid monitoring and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China, and reported total revenue of $243 million in its 2004 fiscal year, ended on June 30, 2004.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal third quarter ended March 30 and fiscal year ending June 3, 2005. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include audit-related costs and findings and their effect on the Company's expected financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com